Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Jive Software, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 2, 2011, with respect to the consolidated balance sheet of OffiSync Corporation as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, included in the Registration Statement on Form S-1 (333-176483) and the reference to our firm under the caption “Experts” in the related prospectus of Jive Software.

/s/ KPMG LLP

Portland, Oregon

December 12, 2011